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                                                           Exhibit (A)(3)(b)(ii)


                                                              Producer Agreement

(Manulife Logo)

THIS AGREEMENT made this _______________day of __________________      ________
                                                                         Year
BETWEEN:

               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
                       (hereinafter called the "Company")

                                      -and-


                      (herein after called the "Producer")

Witness that in consideration of the mutual covenants of the parties herein contained, the parties hereto agree as follows:

1.  STATUS
    The Producer is hereby appointed an agent of the Company. It is understood that nothing in this Agreement shall be construed to create an employer-employee relationship between the Company and the Producer.

    In creating this Agreement, the parties do not contemplate that the Producer will solicit insurance primarily for the Company. Nothing in this Agreement shall be construed to prohibit the Producer from selling policies or contracts issued by any other insurance company.

    If the Producer desires to sell any variable life, annuity, or endowment products ("variable products") produced currently or in the future by the Company or one of its affiliates, he/she must also hold a valid ManEquity, Inc. Agreement and a valid Manufacturers Life Insurance Company (U.S.A) Producer Agreement.

2.  RESPONSIBILITIES

    (a) The Producer shall be authorized to secure applications for insurance and services offered by the Company and collect, in exchange for receipts furnished by the Company, money due or to become due to the Company in respect to such applications of policies.

    (b) The Producer shall comply with all applicable insurance laws and regulations. The Producer is required to obtain, and from time to time renew, a license to sell insurance within the states(s) in which the Producer intends to carry on business. If the Producer desires to sell any variable products offered by the Company, additional licensing is required under his/her ManEquity, Inc. Agreement.

    (c) When requested by the Company, the Producer shall also purchase errors and omissions coverage in an amount acceptable to the Company.

    (d) The Producer shall be free to exercise his own judgment as to the persons from whom he will solicit applications for insurance and services offered by the Company and the time and place of solicitation.


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    (e) The Producer shall provide his own facilities including office space and furnishings. The Producer shall not be entitled to be reimbursed by the Company for the cost of such facilities. In the event the Company offers the Producer use of a portion of its office space and/or furnishings, the Producer shall pay to the Company a fair market rental for such office space and/or furnishings.

3.  GENERAL CONDUCT AND REPRESENTATIONS

    (a) The Producer shall not transact any business for the Company unless duly licensed as required by law. The Producer shall transact any variable products business for the Company unless contracted to do so by Man Equity, Inc.

    (b) The Producer is not authorized to make contracts on behalf of the Company, or to alter or amend any of the provisions of the Company's contracts, or to waive forfeitures or bind the Company in any way not specifically authorized in writing by the Company. The Producer is not authorized to pay any premium or premiums or other payments on behalf of an applicant, policyholder, or beneficiary.

    (c) The Producer shall not induce other producers, agents or brokers to leave the Company, or persuade policyholders to discontinue their policies, or otherwise do anything prejudicial to the Company's interest or that of it's policyholders.

4.  COMPENSATION

    (a) Subject to clause 5 "Regulations Governing Compensation and Credit" and Clause 6 "Joint Business", compensation shall be determined and shall be payable to the Producer while this Agreement is in force in accordance with (1) the Company's Schedule of Commissions in force when an application for insurance is submitted to the Company and (2) any Schedule of Supplemental Income which may be entered into by the Producer and the Company and any amendments or supplements to those schedules.

    (b) The Producer's basic compensation shall be by commission which shall be determined in accordance with the Schedule of Commissions. Other forms of compensation above and beyond those set out in the Schedule of Commissions and in the Schedule of Supplemental Income, if any, may be specifically provided for or allowed as an option by the Company at its discretion. Commissions earned on the sale of variable products are paid on behalf of ManEquity. Inc.

    (c) The Schedule of Commissions and the Schedule of Supplemental Income, if any, and any amendments or supplements thereto, are subject to change by the Company at any time. No change shall affect commissions on individual insurance products offered by the Company for which applications were submitted to the Company prior to the effective date of the change.

5.  REGULATIONS GOVERNING COMPENSATION AND CREDIT

    (a) When a policy is changed, the compensation, if any, shall be determined by the Company.

    (b) The Company shall determine the compensation on any new policy when:

        i) A policy issued by the Company on the same life has been surrendered or lapsed within six (6) months of the application for the new policy; or

        ii) The new policy appears to have replaced an existing policy or part of a policy within six (6) months of the date of application.


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        The Producer shall immediately refund to the Company any excess compensation received on the new policy.

    (c) If the Company returns any part of or all of any premiums(s) paid in respect to an issued policy, the Producer shall lose all right to any compensation of such premiums. The Producer shall also immediately refund to the Company the amount of any compensation received on the returned premium.

    (d) Where a policy has lapsed and the premium remains unpaid for sixty (60) days beyond the expiration of the grace period, the Company shall have the right to take such policy out of the Producer's account of business. The Producer shall immediately refund any compensation paid in relation to such premiums not received by the Company and no further compensation shall be payable to the Producer thereon.

    (e) Where a policy has lapsed the Producer shall immediately refund to the Company any compensation received on the lapsed policy pursuant to the Bonus provisions of the Schedule of Supplemental Income, if any.

    (f) The Company may adjust compensation so that compensation paid does not exceed the sales and surrender charges permitted by federal and state securities laws.

6.  JOINT BUSINESS

    (a) Any policy other than those policies issued by the Company that are deemed to be securities subject to regulation by the Security and Exchange Commission, effected by the Producer in conjunction with any other producer, agent or broker of the Company shall be considered as joint business and, unless otherwise agreed to, the amount of compensation shall be apportioned equally to each producer, agent or broker. The Company requires written notice from the agent of record of any such joint business and of the existence of any Agreement providing for unequal apportionment of compensation.

    (b) Any policy issued by the Company that is deemed a security subject to regulation by the Securities and Exchange Commission may not be sold jointly with any individual or firm not registered with the National Association if Security Dealers and not contracted with ManEquity, Inc. Any joint cases must be specified as such at the time the application is delivered to the Company.

7.  RIGHT OF OFFSET

    The Company may set off against any claims by the Producer under this Agreement, and/or any attachment thereto, any debt or obligation or liability due at any time to the Company or any affiliates, from the Producer as agent or otherwise, including, but not limited to, compensation due the Company pursuant to Clause 5 of this Agreement.

    The Producer shall be personally liable for the portion of any debit balance to advances unearned compensation which appears in the Producer's Advance. Said portion of the debit balance shall be payable by the Producer upon demand of the Company. At the option of the Company, interest at the maximum rate permissible by state law will accrue on said portion of the debit balance from the time a debit balance occurs in such account.

    The ledger account of the Company shall be competent and conclusive evidence of the state of accounts between the parties concerned. The right of offset shall be in addition to and shall not limit the Company's use of any other remedy available to it.


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8.  COMPANY RECORDS

    The Producer shall promptly deliver to the Company all applications whether reported on favorably of unfavorably by the medical examiner and shall keep regular and accurate accounts of all transactions with or for the Company. All books of accounts, letters, documents, vouchers, status and service notices and other books and papers connected with the business of the Company and maintained by or in possession of the Producer shall be open to the Company or its representative for the purpose of examination.

9.  COLLECTIONS AND REMITTANCES

    The Producer shall immediately remit to the Company all monies received or collected by the Producer on behalf of the Company. The Producer shall not use any such monies for any other purpose whatsoever.

10. TERMINATION

    Either party may terminate this Agreement at any time with or without cause by giving the other party fifteen (15) days' notice in writing. Termination shall not, however, release the Producer from any debt due the Company and until such debt shall have been paid, the obligations and covenants of the Producer as set out in this Agreement shall remain in full force and effect.

    The Producer agrees that, in addition to the foregoing, the happening of any of the following events will also cause termination of this Agreement:

    (a) The death of the Producer;
    (b) The bankruptcy or insolvency of the Producer;
    (c) The Producer ceasing to hold a valid state license to sell insurance products for the Company;
    (d) The Producer ceasing to have his/her license sponsored by the Company;
    (e) The Producer ceasing to hold a valid Agreement with ManEquity, Inc., or with The Manufacturers Life Insurance Company (U.S.A.)

11. EFFECT OF TERMINATION ON COMPENSATION

    To the extent permitted by federal or state securities laws, upon termination of this Agreement, the Company shall pay the Producer or his/her successors and assigns, or his/her estate commissions premiums paid to the Company after the termination of this Agreement on any policies put in force by the Producer under this Agreement.

12. ASSIGNMENT

    No rights or interest of the Producer in or under or by virtue of this Agreement shall be merged, or assigned, or subject to sale or assignment without the prior written consent of the Company.

13. MEDICAL EXAMINATION AND FEES

    All medical examinations shall be made by a duly appointed medical examiner of the Company and the Company shall pay only such medical fees as are authorized by it.

14. CURRENCY

    All amounts payable under this Agreement shall be payable in the lawful currency of the United States of America.


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15. EFFECT

    The Company shall have no responsibility for the effect this Agreement may have on federal, state or local taxes of the Producer. It is further agreed that the Producer is not relying on the Company for any advice relating to the effect of this Agreement on such taxes.

16. EXISTING AGREEMENTS

    In consideration of this Agreement, all existing agreements between the Company and the Producer shall terminate from the effective date of this Agreement, except as to compensation payable in accordance with such agreements.

17. APPLICABLE LAW

    This Agreement shall be governed by and construed according to the laws of the state of __________.

18. EFFECTIVE DATE

    This Agreement becomes effective the ______________day of_____________ _____
                                                                            Year

IN WITNESS WHEREOF the parties to this Agreement have set their hands as of the day and year first above written.

WITNESS:_______________________________         ________________________________
                                                       Authorized signature

                                                   THE MANUFACTURERS LIFE
                                                INSURANCE COMPANY OF AMERICA


WITNESS:_______________________________         ________________________________
                                                           Producer


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